SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K



                                CURRENT REPORT

                                 -------------

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                      Date of Report: September 11, 2000




                            FRONTLINE CAPITAL GROUP
            (Exact name of Registrant as specified in its Charter)



                                   Delaware
                           (State of Incorporation)


                 0-30162                              11-3383642
          (Commission File Number)             (IRS Employer Id. Number)


                          1350 Avenue of the Americas              10019
                              New York, New York                 (Zip Code)
                   (Address of principal executive offices)



                                (212) 931-8000
             (Registrant's telephone number, including area code)

Item 5.  Other Events

Announcement of Refinement of Strategy
--------------------------------------

     On October 18, 2000, FrontLine Capital Group ("FrontLine") announced that it is refining its strategy in order to highlight its holdings in HQ Global Holdings, Inc. ("HQ") and to maximize the value of its other holdings. In order to achieve this, FrontLine is segmenting its operations into two distinct operating units. One unit will represent FrontLine's interest in HQ and the other will represent all of the interests in its other partner companies. HQ is the world's largest provider of flexible turn-key officing solutions with a global network of 469 locations in 17 countries. FrontLine is also substantially reducing its staff and corporate overhead and does not currently anticipate pursuing any new investment opportunities.

Rights Agreement
----------------

     The Board of Directors of FrontLine has declared a dividend distribution of one Right for each outstanding share of Common Stock, par value $.01 per share, of FrontLine ("Common Stock"). The distribution is payable to the stockholders of record at the close of business on November 3, 2000. Each Right entitles the registered holder to purchase from FrontLine one one-hundredth of a share of a series of FrontLine's preferred stock designated as Series B Junior Participating Preferred Stock ("Preferred Stock") at a price of $60 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of October 19, 2000 (the "Rights Agreement"), between FrontLine and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

     Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock other than as a result of repurchases of stock by FrontLine or certain inadvertent actions by institutional or certain other stockholders (the "Stock Acquisition Date") or (ii) 10 business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, FrontLine reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

     The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M. (New York City, New York time) on October 15, 2010, unless earlier redeemed, exchanged, extended or terminated by FrontLine as described below. At no time will the rights have any voting power.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

     In the event that a Person becomes an Acquiring Person, except pursuant to an offer for all outstanding shares of Common Stock which the independent directors determine to be fair and not inadequate to and to otherwise be in the best interests of FrontLine and its stockholders, after receiving advice from one or more investment banking firms (a "Qualifying Offer"), each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of FrontLine) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by FrontLine as set forth below.

     In the event that (i) FrontLine is acquired in a merger (other than a "clean-up" merger which follows a Qualifying Offer) or other business combination transaction (x) in which FrontLine is not the surviving entity,
(y) in which FrontLine is the surviving entity and the Common Stock is changed or exchanged or the Common Stock remains outstanding but constitutes less than 50% of the shares outstanding immediately following the merger, or (ii) 50% or more of FrontLine's assets or earning power is transferred, each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

     At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of Preferred Stock (or of a share of a class or series of FrontLine's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     At any time until ten business days following the Stock Acquisition Date, FrontLine may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors).

     Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of FrontLine, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to FrontLine, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of FrontLine or for common stock of the acquiring company or in the event of the redemption of the Rights as set forth above.

     Any of the provisions of the Rights Agreement may be amended by the Board of Directors of FrontLine prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement. The foregoing notwithstanding, no amendment may be made to the Rights Agreement at a time when the Rights are not redeemable, except to cure any ambiguity or correct or supplement any provision contained in the Rights Agreement which may be defective or inconsistent with any other provision therein.

     The Rights Agreement specifying the terms of the Rights is attached hereto as an exhibit and is incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to such exhibit.

Credit Facility
---------------

     FrontLine has amended and restated its $25 million secured line of credit with Bankers Trust Company ("Bankers Trust") as lender ("Credit Facility") to allow FrontLine to borrow under the line for general corporate purposes. The Credit Facility matures on March 11, 2001. FrontLine may extend the Credit Facility for two additional three month periods upon the satisfaction of certain conditions.

     FrontLine paid Bankers Trust a fee at the closing of the Credit Facility and is also required to pay Bankers Trust a fee at the rate of one-quarter of one percent per annum on the average daily unused portion of the principal amount. Borrowings under the Credit Facility will bear interest at the LIBOR Rate plus 5% per annum or the Prime Rate in certain limited situations.

     Borrowings under the Credit Facility are secured by 3,013,833 shares of HQ common stock owned by FrontLine. The Credit Facility also provides that FrontLine's indebtedness, other than indebtedness under its existing credit facilities with Reckson Operating Partnership, L.P. and under the Credit Facility, generally may not exceed $25 million.

     The (i) Amended and Restated Revolving Line of Credit Agreement, (ii) Equity Interest Pledge and Security Agreement and (iii) Confirmation and Amendment of Equity Interest Pledge and Security Agreement specifying the terms of the Credit Facility are attached hereto as exhibits and are incorporated herein by reference. The foregoing description of the Credit Facility is qualified in its entirety by reference to such exhibits.

Item 7.        Financial Statements and Exhibits

(c)  Exhibits

     4 Rights Agreement, dated as of October 19, 2000, between FrontLine Capital Group and American Stock Transfer & Trust Company, which includes as Exhibit B thereto, the Form of Rights Certificates

     10.1 Amended and Restated Revolving Line of Credit Agreement together with the Amended and Restated Revolving Promissory Note, each dated September 11, 2000, among FrontLine Capital Group and Bankers Trust Company

     10.2 Equity Interest Pledge and Security Agreement, dated as of May 31, 2000, between FrontLine Capital Group and Bankers Trust Company

     10.3 Confirmation and Amendment of Equity Interest Pledge and Security Agreement, dated as of September 11, 2000

     99.1  Press release dated October 18, 2000

     99.2  Press release dated October 24, 2000

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        FRONTLINE CAPITAL GROUP



                                        By:  /s/ Michael Maturo
                                           -----------------------------------
                                             Michael Maturo
                                             Executive Vice President
                                             and Chief Financial Officer

Date:  October 24, 2000